Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004-1304 Tel: +1.202.637.2200 Fax: +1.202.637.2201 www.lw.com

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Re: Starry Group Holdings, Inc. – Registration Statement on Form S-1	Madrid	Washington, D.C.

File No. 068997-0003

Ladies and Gentlemen:

We have acted as special counsel to Starry Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time, in each case, by the selling securityholders named in the Registration Statement, of (a) 153,007,269 outstanding shares (the “Resale Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and (b) 6,853,333 warrants (the “Resale Warrants”) to acquire shares of Class A Common Stock, which warrants were issued pursuant to that certain Warrant Agreement, dated as of October 8, 2020, between FirstMark Horizon Acquisition Corp., a Delaware corporation (“FirstMark”), and Continental Stock Transfer & Trust Company, as warrant agent (as amended, the “Warrant Agreement”), (ii) the offer and sale from time to time of 2,271,414 shares of Class A Common Stock (the “Option Shares”) reserved for issuance upon the exercise of options to purchase Class A Common Stock pursuant to the terms of the Starry, Inc. 2014 Stock Option and Grant Plan (the “Plan”) and the applicable award agreement, (iii) the offer and sale from time to time of 423,380 shares of Class A Common Stock (the “RSU Shares,” and together with the Option Shares, the “Equity Award Shares”) reserved for issuance upon settlement of restricted stock units pursuant to the terms of the Plan and the applicable award agreement and (iv) the issuance by the Company of up to 25,641,113 shares of Class A Common Stock (the “Warrant Shares”) upon the exercise of warrants to acquire shares of Class A Common Stock (the “Warrants”) pursuant to the terms of the Warrant Agreement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the offer, sale or issuance, as applicable, of the Resale Shares, Resale Warrants, Equity Award Shares and Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in numbered paragraph 3 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

April 18, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.

When the Equity Award Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company in the circumstances contemplated by and pursuant to the Plan and assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Equity Award Shares will have been duly authorized by all necessary corporate action of the Company, and the Equity Award Shares will be validly issued, fully paid and nonassessable.

3.

The Resale Warrants have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Resale Warrants and the Warrant Agreement.

4.

When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders, and have been issued by the Company upon exercise of the Warrants against payment therefor (not less than par value) in the manner contemplated by the Warrants and the Warrant Agreement, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) at or prior to the time of the delivery of any Resale Shares, Resale Warrants, Equity Award Shares or Warrant Shares, as applicable, the Registration Statement will have been declared effective under the Act and that the registration will apply to all of the Resale Shares, Resale Warrants, Equity Award Shares or Warrant Shares, and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the offer, sale or issuance of such Resale Shares, Resale Warrants, Equity Award Shares or Warrant Shares, as applicable, and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions set forth in numbered paragraph 3 are subject to:

(i)	the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(ii)

the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

April 18, 2021

(iii)

the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Resale Warrants and the Warrant Agreement have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Resale Warrants and the Warrant Agreement constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Resale Warrants and the Warrant Agreement as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Resale Shares, Resale Warrants, Equity Award Shares or Warrant Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP